Independent Auditor’s Report

THE BOARD OF DIRECTORS

FORCE INTERNATIONAL HOLDINGS LIMITED

We have audited the accompanying consolidated financial statements of Force International Holdings Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”), which comprise the consolidated statements of financial position as of September 30, 2017, September 30, 2016 and September 30, 2015, and the consolidated statements of profit or loss and other comprehensive income, the consolidated statements of changes in equity, and the consolidated statements of cash flows for the years ended September 30, 2017, September 30, 2016 and September 30, 2015, and the related notes to the consolidated financial statements, which, as described in Note 1 to the consolidated financial statements, have been prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we comply with ethical requirement and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the business’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the business’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Independent Auditor’s Report - Continued

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of September 30, 2017, September 30, 2016 and September 30, 2015, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Lo and Kwong C.P.A. Company Limited

Certified Public Accountants (Practising)

Chan Mei Mei

Practising Certificate Number: P05256

Hong Kong

October 2, 2018

Consolidated Statements of Profit or Loss and Other Comprehensive Income

For the years ended September 30, 2017, 2016 and 2015

		Year ended September 30
	Notes	2017	2016	2015
		US$	US$	US$

Revenue	7	36,860,282	22,599,405	42,608,256
Cost of sales		(22,219,015)	(15,577,446)	(23,869,890)

Gross profit		14,641,267	7,021,959	18,738,366
Other income	9	158,856	291,621	179,317
Change in fair value of investment held for trading		130,280	62,309	(239,608)
Selling and distributions expenses		(1,120,970)	(2,292,856)	(2,372,227)
Administrative expenses		(9,720,466)	(9,994,759)	(8,083,885)
Finance costs	10	(2,801)	-	-

Profit (loss) before tax		4,086,166	(4,911,726)	8,221,963
Income tax (expense) credit	11	(533,439)	48,888	(3,049,426)

Profit (loss) for the year	12	3,552,727	(4,862,838)	5,172,537

Other comprehensive (expense) income

Items that may be reclassified subsequently to profit or loss:

Exchange differences arising on translation of foreign operations		(1,156,334)	2,067,770	(840,155)

Total comprehensive income (expense) for the year		2,396,393	(2,795,068)	4,332,382

Profit (loss) for the year attributable to:
- Owners of the Company		3,564,307	(4,862,673)	5,172,537
- Non-controlling interests		(11,580)	(165)	-

		3,552,727	(4,862,838)	5,172,537

Total comprehensive income (expense) attributable to:
- Owners of the Company		2,407,983	(2,794,897)	4,332,382
- Non-controlling interests		(11,590)	(171)	-

		2,396,393	(2,795,068)	4,332,382

Earnings (loss) per share	14
Basic		0.18	(0.24)	0.26
Diluted		N/A	N/A	N/A

Consolidated Statements of Financial Position

At September 30, 2017, 2016 and 2015

		At September 30
	Notes	2017	2016	2015
		US$	US$	US$

NON-CURRENT ASSETS
Property, plant and equipment	15	457,118	514,110	470,897
Intangible assets	16	3,406,262	3,996,054	3,183,693
Deferred tax asset	17	195,908	144,074	73,120
Goodwill	18	-	-	-
Prepayment and deposit	20	343,698	477,401	621,612

		4,402,986	5,131,639	4,349,322

CURRENT ASSETS
Inventories	19	1,282,610	1,267,380	1,414,650
Prepayment, deposit and other receivables	20	766,086	1,758,895	1,192,515
Loan receivables	21	-	-	-
Investment held for trading	23	233,022	115,464	39,533
Amount due from a director	22	577	308	-
Bank balances and cash	24	13,226,698	7,532,927	19,004,006

		15,508,993	10,674,974	21,650,704

CURRENT LIABILITIES
Trade and other payables	25	3,140,432	2,011,859	4,803,905
Advance receipts		1,845,457	2,227,531	6,080,560
Amount due to a director	22	166,660	175,649	129
Amount due to the holding company	22	368,527	254,324	125,291
Income tax payables		350,995	837	1,027,705
Obligations under a finance lease - current portion	27	9,244	-	-

		5,881,315	4,670,200	12,037,590

NET CURRENT ASSETS		9,627,678	6,004,774	9,613,114

TOTAL ASSETS LESS CURRENT LIABILITIES		14,030,664	11,136,413	13,962,436

NON-CURRENT LIABILITIES
Trade and other payable	25	-	81,088	116,962
Other borrowing	26	489,019	-	-
Obligations under a finance lease - non-current portion	27	51,664	-	-

		540,683	81,088	116,962

NET ASSETS		13,489,981	11,055,325	13,845,474

CAPITAL AND RESERVES
Share capital	28	2,577,000	2,577,000	2,577,000
Reserves		10,935,519	8,478,539	11,268,474

Equity attributable to owners of the Company		13,512,519	11,055,539	13,845,474
Non-controlling interests		(22,538)	(214)	-

TOTAL EQUITY		13,489,981	11,055,325	13,845,474

Consolidated Statements of Changes in Equity

For the years ended September 30, 2017, 2016 and 2015

		Attributable to owners of the Company						Non- controlling interests
	Share capital	Capital reserve	Merger reserve (Note a)	Other reserve (Note b)	Translation reserve	Retained earnings	Total		Total
	US$	US$	US$	US$	US$	US$	US$	US$	US$

At October 1, 2014	2,577,000	-	(2,492,938)	-	(4,553)	9,433,583	9,513,092	-	9,513,092

Profit for the year	-	-	-	-	-	5,172,537	5,172,537	-	5,172,537

Other comprehensive expense:
Items that may be reclassified subsequently to profit or loss:
Exchange differences arising on translation of foreign operations	-	-	-	-	(840,155)	-	(840,155)	-	(840,155)

Total comprehensive (expense) income for the year	-	-	-	-	(840,155)	5,172,537	4,332,382	-	4,332,382

At September 30, 2015 and October 1, 2015	2,577,000	-	(2,492,938)	-	(844,708)	14,606,120	13,845,474	-	13,845,474

Loss for the year	-	-	-	-	-	(4,862,673)	(4,862,673)	(165)	(4,862,838)

Other comprehensive income (expense):
Items that may be reclassified subsequently to profit or loss:
Exchange differences arising on translation of foreign operations	-	-	-	-	2,067,776	-	2,067,776	(6)	2,067,770

Total comprehensive income (expense) for the year	-	-	-	-	2,067,776	(4,862,673)	(2,794,897)	(171)	(2,795,068)

Write-off of other payables owed to previous owner	-	4,696	-	-	-	-	4,696	-	4,696
Acquisition of a subsidiary under common control	-	-	(377)	-	-	-	(377)	-	(377)
Disposal of partial interests in a subsidiary without losing of control (Note 34)	-	-	-	643	-	-	643	(43)	600

At September 30, 2016	2,577,000	4,696	(2,493,315)	643	1,223,068	9,743,447	11,055,539	(214)	11,055,325

Consolidated Statements of Changes in Equity - Continued

For the years ended September 30, 2017, 2016 and 2015

		Attributable to owners of the Company
	Share capital	Capital reserve	Merger reserve (Note a)	Other reserve (Note b)	Translation reserve	Retained earnings	Total	Non-controlling interests	Total
	US$	US$	US$	US$	US$	US$	US$	US$	US$

At October 1, 2016	2,577,000	4,696	(2,493,315)	643	1,223,068	9,743,447	11,055,539	(214)	11,055,325

Profit (loss) for the year	-	-	-	-	-	3,564,307	3,564,307	(11,580)	3,552,727

Other comprehensive expense:
Items that may be reclassified subsequently to profit or loss:
Exchange differences arising on translation of foreign operations	-	-	-	-	(1,156,324)	-	(1,156,324)	(10)	(1,156,334)

Total comprehensive (expense) income for the year	-	-	-	-	(1,156,324)	3,564,307	2,407,983	(11,590)	2,396,393

Disposal of partial interests in a subsidiary without losing of control (Note 34)	-	-	-	48,997	-	-	48,997	(10,734)	38,263

At September 30, 2017	2,577,000	4,696	(2,493,315)	49,640	66,744	13,307,754	13,512,519	(22,538)	13,489,981

Notes:

(a) Merger reserve represents the difference between the nominal value of the share capital of the merged subsidiaries and the cost of investment.

(b) Other reserve represents the difference between the cash consideration received and the carrying value of net assets disposed of in a subsidiary to the non-controlling interests. Details are set out in Note 34 to the consolidated financial statements.

Consolidated Statements of Cash Flows

For the years ended September 30, 2017, 2016 and 2015

	Year ended September 30
	2017	2016	2015
	US$	US$	US$

OPERATING ACTIVITIES
Profit (loss) before tax:	4,086,166	(4,911,726)	8,221,963
Adjustments for:
Depreciation of property, plant and equipment	110,739	114,507	206,669
Amortization of intangible assets	988,526	837,404	475,297
Change in fair value of investment held for trading	(130,280)	(62,309)	239,608
Impairment loss recognized in respect of goodwill	-	39,596	-
Finance costs	2,801	-	-
Written-off of property, plant and equipment	-	-	22,528
Bad debt of loan receivables	-	-	60,786
Written-off of intangible assets	-	-	41,080
Gain on disposal of intangible assets	-	-	(17,024)
Impairment loss recognized in respect of loan receivables	-	-	42,723
Operating cash flows before movements in working capital	5,057,952	(3,982,528)	9,293,630
(Increase) decrease in inventories	(140,762)	415,680	(1,273,671)
Decrease (increase) in prepayment, deposit and other receivables	916,175	(131,874)	571,566
Increase in amount due from a director	(269)	(308)	-
Increase in amount due to the holding company	114,203	106,145	64,594
Increase (decrease) in trade and other payables	655,319	(2,629,784)	2,424,391
Decrease in advance receipts	(344,230)	(4,963,769)	(74,304)
(Increase) decrease in amount due to a director	(8,989)	149,269	-
Cash generated from (used in) operations	6,249,399	(11,037,169)	11,006,206
Profit tax paid	348,295	(2,338,584)	(3,860,796)
NET CASH FROM (USED IN) OPERATING ACTIVITIES	6,597,694	(13,375,753)	7,145,410

INVESTING ACTIVITIES
Acquisition of subsidiaries	-	(34,900)	-
Net cash inflow on acquisition of a subsidiary	-	20,138	-
Proceeds from disposals of partial interests in a subsidiary	38,263	600	-
Proceeds from disposals of intangible assets	-	-	129,487
Purchase of intangible assets	(792,903)	(1,046,697)	(2,141,241)
Purchase of property, plant and equipment	(37,583)	(75,817)	(268,358)
Purchase of investment held for trading	-	-	(278,021)
NET CASH USED IN INVESTING ACTIVITIES	(792,223)	(1,136,676)	(2,558,133)

FINANCING ACTIVITIES
Borrowing raised	489,019	-	-
Repayment of finance lease	(5,992)	-	-
Interest expense paid	(2,801)	-	-
NET CASH FROM FINANCING ACTIVITIES	480,226	-	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,285,697	(14,512,429)	4,587,277

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	7,532,927	19,004,006	15,794,355

Effect of foreign exchange rate changes	(591,926)	3,041,350	(1,377,626)

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR
Represented by bank balances	13,226,698	7,532,927	19,004,006

Notes to the Consolidated Financial Statements

For the year ended September 30, 2017, 2016 and 2015

1.     GENERAL INFORMATION

Force International Holdings Limited (the “Company”) is a limited company incorporated in Hong Kong. Its ultimate controlling party is Mr. Tomoo Yoshida, who is the director of the Company. Its parent holding company is Force Internationale Limited, a limited company incorporated in the Cayman Islands.

The Company’s registered office and principal place of business was changed from Unit 906, 9/F., Shui On Centre, 6-8 Harbour Road, Wanchai, Hong Kong to Unit 3306-12, 33/F., Shui On Centre, 6-8 Harbour Road, Wanchai, Hong Kong with effective from July 1, 2018. The principal activity of the Company is investment holding. The principal activities of its subsidiaries (together with the Company collectively referred to as the “Group”) are set out in Note 31 to the consolidated financial statements.

The functional currency of the Company is Hong Kong dollars (“HK$”) and the functional currency of the subsidiaries is Japanese YEN (“JPY”). The consolidated financial statements are presented in United State dollars (“US$”) for the convenience of the investors of Exceed World, Inc. as its shares are listed on the Over-The-Counter Market in the United State.

2.	APPLICATION OF INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”)

For the purpose of preparing and presenting the consolidated financial statements for the years ended September 30, 2017, September 30, 2016 and September 30, 2015 (the “Reporting Period”), the Group has adopted the IFRSs issued by the International Accounting Standard Board (“IASB”) which are effective for the accounting periods beginning on October 1, 2014 throughout the Reporting Period.

At the date of this report, IASB has issued the following new and revised IFRSs that are not yet effective. The Group has not early adopted these new and revised IFRSs.

IFRS 9	Financial Instruments[1]
IFRS 15	Revenue from Contracts with Customers[1]
IFRS 16	Leases[2]
IFRS 17	Insurance Contracts[4]
Amendments to IFRS 2	Classification and Measurement of Share-based Payment Transactions[1]
Amendments to IFRS 4	Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts[1]
Amendments to IFRS 9	Prepayment Features with Negative Compensation[2]
Amendments to IFRS 10 and International Accounting Standard (“IAS”) 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture[3]
Amendments to IAS 7	Disclosure Initiative[5]
Amendments to IAS 12	Recognition of Deferred Tax Assets for Unrealized Losses[5]
Amendments to IAS 19	Plan Amendment, Curtailment or Settlement[2]
Amendments to IAS 28	As part of the Annual Improvements to IFRSs 2014-2016 Cycle[1]
Amendments to IAS 28	Long-term Interests in Associates and Joint Ventures[2]
Amendments to IAS 40	Transfers of Investment Property[1]
Amendments to IFRSs	As part of the Annual Improvements to IFRS 2014-2016 Cycle[1]
Amendments to IFRSs	Annual Improvements to IFRS 2015-2017 Cycle[2]
IFRIC 22	Foreign Currency Transactions and Advance Consideration[1]
IFRIC 23	Uncertainty over Income Tax Treatments[2]

[1]	Effective for annual periods beginning on or after January 1, 2018.
[2]	Effective for annual periods beginning on or after January 1, 2019.
[3]	Effective for annual periods beginning on or after a date to be determined.
[4]	Effective for annual periods beginning on or after January 1, 2021.
[5]	Effective for annual periods beginning on or after January 1, 2017.

Except for the new and amendments to IFRSs and interpretations mentioned below, the directors of the Company (the “Directors”) anticipate that the application of all other new and amendments to IFRSs and interpretations will have no material impact on the consolidated financial statements in the foreseeable future.

IFRS 9 Financial Instruments

IFRS 9 introduces new requirements for the classification and measurement of financial assets, financial liabilities, general hedge accounting and impairment requirements for financial assets.

Key requirements of IFRS 9 which are relevant to the Group are:

●	all recognized financial assets that are within the scope of IFRS 9 are required to be subsequently measured at amortized cost or fair value. Specifically, debt investments that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding are generally measured at amortized cost at the end of subsequent accounting periods. Debt instruments that are held within a business model whose objective is achieved both by collecting contractual cash flows and selling financial assets, and that have contractual terms that give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, are generally measured at fair value through other comprehensive income (“FVTOCI”). All other financial assets are measured at their fair value at subsequent accounting periods. In addition, under IFRS 9, entities may make an irrevocable election to present subsequent changes in the fair value of an equity investment (that is not held for trading) in other comprehensive income, with only dividend income generally recognized in profit or loss;

●	in relation to the impairment of financial assets, IFRS 9 requires an expected credit loss model, as opposed to an incurred credit loss model under IAS 39. The expected credit loss model requires an entity to account for expected credit losses and changes in those expected credit losses at each reporting date to reflect changes in credit risk since initial recognition. In other words, it is no longer necessary for a credit event to have occurred before credit losses are recognized.

Based on the Group’s financial instruments and risk management policies as at September 30, 2017, the directors of the Company (the “Directors”) anticipate the following potential impact on initial application of IFRS 9:

Classification and measurement:

All financial assets and financial liabilities will continue to be measured on the same bases as are currently measured under IAS 39.

Impairment

In general, the Directors anticipate that the application of the expected credit loss model of IFRS 9 will result in earlier provision of credit losses which are not yet incurred in relation to the Group’s financial assets measured at amortized costs and other items that subject to the impairment provisions upon application of IFRS 9 by the Group.

Based on the assessment by the Directors, if the expected credit loss model were to be applied by the Group as at January 1, 2018 would be increased as compared to the accumulated amount recognized under IAS 39 mainly attributable to expected credit losses provision on trade receivables and other receivables. Such further impairment recognized under expected credit loss model would increase the opening accumulated losses as at January 1, 2018.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 Revenue, IAS 11 Construction Contracts and the related interpretations when it becomes effective.

The core principle of IFRS 15 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Specifically, IFRS 15 introduces a 5-step approach to revenue recognition:

●	Step 1: Identify the contract(s) with a customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Under IFRS 15, an entity recognizes revenue when (or as) a performance obligation is satisfied, i.e. when ‘control’ of the goods or services underlying the particular performance obligation is transferred to the customer. Far more prescriptive guidance has been added in IFRS 15 to deal with specific scenarios. Furthermore, extensive disclosures are required by IFRS 15.

In 2016, the IASB issued Clarifications to IFRS 15 in relation to the identification of performance obligations, principal versus agent considerations, as well as licensing application guidance.

The Directors anticipate that the application of IFRS 15 in the future may result in more disclosures, however, they do not anticipate that the application of IFRS 15 will have a material impact on the timing and amounts of revenue recognized in the respective reporting periods.

IFRS 16 Leases

IFRS 16 introduces a comprehensive model for the identification of lease arrangements and accounting treatments for both lessors and lessees. IFRS 16 will supersede IAS 17 Leases and the related interpretations when it becomes effective.

IFRS 16 distinguishes lease and service contracts on the basis of whether an identified asset is controlled by a customer. Distinctions of operating leases and finance leases are removed for lessee accounting, and is replaced by a model where a right-of-use asset and a corresponding liability have to be recognized for all leases by lessees, except for short-term leases and leases of low value assets.

The right-of-use asset is initially measured at cost and subsequently measured at cost (subject to certain exceptions) less accumulated depreciation and impairment losses, adjusted for any remeasurement of the lease liability. The lease liability is initially measured at the present value of the lease payments that are not paid at that date. Subsequently, the lease liability is adjusted for interest and lease payments, as well as the impact of lease modifications, amongst others. For the classification of cash flows, the Group currently presents upfront prepaid lease payments as investing cash flows in relation to leasehold lands for owned use and those classified as investment properties while other operating lease payments are presented as operating cash flows. Upon application of IFRS 16, lease payments in relation to lease liability will be allocated into a principal and an interest portion which will be presented as financing cash flows by the Group.

Under IAS 17, the Group has already recognized an asset and a related finance lease liability for finance lease arrangement where the Group is a lessee. The application of IFRS 16 may result in potential changes in classification of these assets depending on whether the Group presents right-of-use assets separately or within the same line item at which the corresponding underlying assets would be presented if they were owned.

In contrast to lessee accounting, IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17, and continues to require a lessor to classify a lease either as an operating lease or a finance lease.

Furthermore, extensive disclosures are required by IFRS 16.

As at September 30, 2017, the Group has non-cancellable operating lease commitments of approximately US$488,709 as disclosed in Note 29 to the consolidated financial statements. A preliminary assessment indicates that these arrangements will meet the definition of a lease. Upon application of IFRS 16, the Group will recognize a right-of-use asset and a corresponding liability in respect of all these leases unless they qualify for low value or short-term leases.

Furthermore, the application of new requirements may result in changes in measurement, presentation and disclosure as indicated above.

3.     SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with IFRSs issued by the IASB and have been prepared on the historical cost basis except for certain financial instruments that are measured at fair value at the end of each reporting period, as explained in the accounting policies set out below.

Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2 Shared-Based Payment, leasing transactions that are within the scope of IAS 17 Leases, and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2 Inventories or value in use in IAS 36 Impairment of Assets.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

-	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

-	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

-	Level 3 inputs are unobservable inputs for the asset or liability.

The principal accounting policies are set out below.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

-	has the power over the investee;

-	is exposed, or has rights, to variable return from its involvement with the investee; and

-	has the ability to use its power to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income from the date the Group gains control until the date when the Group ceases to control the subsidiary.

Profit or loss and each item of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies.

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Changes in the Group's ownership interests in existing subsidiaries

Changes in the Group's ownership interests in existing subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group's relevant components of equity and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries, including re-attribution of relevant reserves between the Group and the non-controlling interests according to the Group’s and the non-controlling interests’ proportionate interests.

Any difference between the amount by which the non-controlling interests are adjusted, and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Company.

When the Group loses control of a subsidiary, the assets and liabilities of that subsidiary and non-controlling interests (if any) are derecognized. A gain or loss is recognized in profit or loss and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the carrying amount of the assets (including goodwill), and liabilities of the subsidiary attributable to the owners of the Company. All amounts previously recognized in other comprehensive income in relation to that subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as specified/permitted by applicable IFRSs). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39 or, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, except that:

-	deferred tax assets or liabilities, and assets or liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

- liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date (see the accounting policy below); and – assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net amount of the identifiable assets acquired and the liabilities assumed. If, after re-assessment, the net amount of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the relevant subsidiary’s net assets in the event of liquidation are initially measured at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets or at fair value. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at their fair value.

When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e. the date when the Group obtains controls), and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see above), and additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Merger accounting for business combination involving businesses under common control

Applying merger accounting in accordance with Accounting Guideline 5 Merger Accounting for Common Control Combinations

The consolidated financial statements incorporate the financial statements items of the combining businesses in which the common control combination occurs as if they had been combined from the date when the combining businesses first came under the control of the controlling party.

The net assets of the combining businesses are consolidated using the existing book values from the controlling party’s perspective. No amount is recognized in respect of goodwill or bargain purchase gain at the time of common control combination.

The consolidated statement of profit or loss and other comprehensive income includes the results of each of the combining businesses from the earliest date presented or since the date when the combining businesses first came under the common control, where this is a shorter period.

The comparative amounts in the consolidated financial statements are presented as if the businesses had been combined at the end of the previous reporting period or when they first came under common control, whichever is shorter.

Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business (see the accounting policy above) less accumulated impairment losses, if any.

For the purposes of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (or groups of cash-generating units) that is expected to benefit from the synergies of the combination, which represent the lowest level at which the goodwill is monitored for internal management purposes and not larger than an operating segment.

A cash-generating unit (or a group of cash-generating units) to which goodwill has been allocated is tested for impairment annually or more frequently when there is an indication that the unit may be impaired. For goodwill arising on an acquisition in a reporting period, the cash-generating unit (or a group of cash-generating units) to which goodwill has been allocated is tested for impairment before the end of that reporting period. If the recoverable amount is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill and then to the other assets on a pro-rata based on the carrying amount of each asset in the unit (or a group of cash-generating units).

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the amount of profit or loss on disposal (or any of the cash-generating unit within group of cash generating units in which the Group monitors goodwill).

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for customer returns and discount.

Revenue is recognized when the amount of revenue can be reliably measured; when it is probable that future economic benefits will flow to the Group and when specific criteria have been met for each of the Group’s activities, as described below.

Revenue from the sales of goods is recognized when the goods are delivered and title has passed.

Membership income was recognized when the membership services are rendered.

Income from provision of tutoring and education services is recognized when the tutoring and educational services are rendered.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

Dividend income from investments is recognized when the rights to receive payment have been established.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessee

Assets held under finance leases are recognized as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated statement of financial position as obligations under a finance lease.

Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognized immediately in profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the Group's general policy on borrowing costs (see the accounting policy below). Contingent rentals are recognized as expenses in the periods in which they are incurred.

Operating lease payments are recognized as an expense on a straight-line basis over the lease term. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognized as a liability. The aggregate benefit of incentives is recognized as a reduction of rental expense on a straight-line basis.

Property, plant and equipment

Property, plant and equipment are stated in the consolidated statement of financial position at costs less subsequent accumulated depreciation and subsequent accumulated impairment losses, if any.

Depreciation is recognized so as to write-off the cost of assets less their residual values over their estimated useful lives, using the straight-line or reducing balance method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets. However, when there is no reasonable certainty that ownership will be obtained by the end of the lease term, assets are depreciated over the shorter of the lease term and their useful lives.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and any accumulated impairment losses.

Amortization for intangible assets with finite useful lives is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains and losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material).

Borrowing costs

All borrowing costs are recognized in profit or loss in the period in which they are incurred.

Government grants

Government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Group recognizes as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Group should purchase, construct or otherwise acquire non-current assets are recognized as a deduction from the carrying amount of the relevant asset in the consolidated statement of financial position and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognized in profit or loss in the period in which they become receivable.

The benefit of a government loan at a below-market rate of interest is treated as a government grant, measured as the difference between proceeds received and the fair value of the loan based on prevailing market interest rates.

Retirement benefit costs

Payments to defined contribution plans are recognized as an expense when employees have rendered service entitling them to the contributions.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from “profit (loss) before tax” as reported in the consolidated statement of profit or loss and other comprehensive income because of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of each reporting period.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax base used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realized, based on tax rate (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred tax is recognized into profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity respectively.

Foreign currencies

In preparing the financial statements of each individual group entity, transactions in currencies other than the entity’s functional currency of that entity (foreign currencies) are recognized at the rates of exchanges prevailing on the dates of the transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss in the period in which they arise.

For the purposes of presenting the consolidated financial statements, the assets and liabilities of the Group’s operations are translated into the presentation currency of the Group (i.e. United State dollars) using exchange rates prevailing at the end of each reporting period. Income and expenses items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during the year, in which case, the exchange rates prevailing at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity under the heading of translation reserve (attributable to non-controlling interest as appropriate).

On the disposal of a foreign operation (i.e. a disposal of the Group’s entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, or a partial disposal of an interest in a joint arrangement or an associate that includes a foreign operation of which the retained interest becomes a financial assets), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

In addition, in relation to a partial disposal of a subsidiary that does not result in the Group losing control over the subsidiary, the proportionate share of accumulated exchange differences are re-attributed to non-controlling interests and are not recognized in profit or loss. For all other partial disposals (i.e. partial disposals of associates or joint arrangements that do not result in the Group losing significant influence or joint control), the proportionate share of the accumulated exchange differences is reclassified to profit or loss.

Goodwill and fair value adjustments on identifiable assets acquired arising on an acquisition of a foreign operation are treated as assets and liabilities of that foreign operation and translated at the rate of exchange prevailing at the end of each reporting period. Exchange differences arising are recognized in other comprehensive income.

Financial instruments

Financial assets and financial liabilities are recognized when a group entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets or financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

Financial assets are classified into the following specified categories: financial assets at fair value through profit or loss (“FVTPL”) and loans and receivables. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Interest income is recognized on an effective interest basis for debt instruments.

Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is held for trading.

A financial asset is classified as held for trading if:

-	it has been acquired principally for the purpose of selling in the near term; or

-	on initial recognition it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

-	it is a derivative that is not designated and effective as a hedging instrument.

Financial assets at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognized in profit or loss. The net gain or loss recognized in profit or loss excludes any dividend or interest earned on the financial assets and is included in the “change in fair value of investment held for trading” line item in the consolidated statement of profit or loss and other comprehensive income. Fair value is determined in the manner described in Note 6(c) to the consolidated financial statements.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Subsequent to initial recognition, loans and receivables (including deposit and other receivables, loan receivables, amount due from a director and bank balances and cash) are measured at amortized cost using the effective interest method, less any impairment.

Interest income is recognized by applying the effective interest rate, except for short-term receivables where the recognition of interest would be immaterial.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the financial assets have been affected.

For all other financial assets, objective evidence of impairment could include:

•	significant financial difficulty of the issuer or counterparty; or

•	breach of contract, such as a default or delinquency in interest and principal payments; or

•	it becoming probable that the borrower will enter bankruptcy or financial re-organization; or

•	disappearance of an active market for that financial asset because of financial difficulties.

Objective evidence of impairment for a portfolio of receivables could include the Group’s past experience of collecting payments, an increase in the number of delayed payments, observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the financial asset’s original effective interest rate.

For financial assets carried at cost, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss will not be reversed in subsequent periods.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of other receivables, loan receivables and amount due from a director, where the carrying amount is reduced through the use of an allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss. When an other receivable, a loan receivable or the amount due from a director is considered uncollectible, it is written-off against the allowance account. Subsequent recoveries of amounts previously written-off are credited to profit or loss.

Impairment of financial assets - continued

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment loss was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities and equity instruments

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Interest expense is recognized on an effective interest basis.

Financial liabilities at amortized cost

Financial liabilities including trade and other payables, amount due to a director / the holding company, other borrowing and obligations under a finance lease are subsequently measured at amortized cost, using the effective interest method.

Derecognition

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expired, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income and accumulated in equity is recognized in profit or loss.

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

Inventories

Inventories are stated at the lower of cost and net realizable value. Costs of inventories are determined on weighted average method. Net realizable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Impairment of tangible and intangible assets other than goodwill

At the end of the reporting period, the Group reviews the carrying amounts of its tangible and intangible assets with finite useful lives to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the relevant asset is estimated in order to determine the extent of the impairment loss, if any.

When it is not possible to estimate the recoverable amount of an asset individually, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or a cash-generating unit) for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or a cash-generating unit) is reduced to its recoverable amount. In allocating the impairment loss, the impairment loss is allocated first to reduce the carrying amount of any goodwill (if applicable) and then to the other assets on a pro-rata basis based on the carrying amount of each asset in the unit. The carrying amount of an asset is not reduced below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero. The amount of the impairment loss that would otherwise have been allocated to the asset is allocated pro rata to the other assets of the unit. An impairment loss is recognized immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or a cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or a cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

4.	KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Group’s accounting policies, which are described in Note 3 to the consolidated financial statements, the Directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an on-going basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The followings are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of each reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial period.

(a)	Allowance for inventories

Inventories are stated at the lower of cost and net realizable value. The Group reviews its inventory levels in order to identify slow-moving and obsolete items. When the Group identifies items of inventories which have a net realizable value lower than its carrying amount, the Group estimates the amount of allowance for inventories to net realizable value and recognized as an expense in that period. During the year ended September 30, 2017, September 30, 2016 and September 30, 2015, no inventories were stated at net realizable value.

If the net realizable value of inventories of the Group become lower than its carrying amount subsequently, an additional allowance may be required.

(b)	Impairment of property, plant and equipment and intangible assets

The carrying amounts of property, plant and equipment and intangible assets are reviewed annually and adjusted for impairment in accordance with IAS 36 Impairment of Assets whenever certain events or changes in circumstances indicate that the carrying amount may not be recoverable. In determining the impairment allowances, management considers objective evidence of impairment. Where the carrying amount may not be recoverable, a material impairment loss may arise. No impairment of property, plant and equipment and intangible assets have been provided during the year ended September 30, 2017, September 30, 2016 and September 30, 2015.

(c)	Estimated impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the recoverable amount of the cash-generating unit to which goodwill has been allocated, which is the higher of the value-in-use or fair value less costs of disposal. The value-in-use calculation requires the Group to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate the present value. Where the actual future cash flows are less than expected, a material impairment loss may arise. During the year ended September 30, 2017, no impairment loss (2016: US$39,596 and 2015: US$Nil) was recognized by the Group in respect of goodwill.

(d)	Depreciation of property, plant and equipment and intangible assets

The Group depreciated the property, plant and equipment on a straight-line and reducing balance method over the estimated useful lives, starting from the date on which the assets are placed into productive use, and amortized the intangible assets on a straight-line method over the estimated useful lives. The estimated useful lives reflect the Directors’ best estimate of the periods that the Group intends to derive future economic benefits from the use of the Group’s property, plant and equipment and intangible assets, further details of which are set out in Notes 15 and 16 to the consolidated financial statements, respectively.

5.     CAPITAL RISK MANAGEMENT

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern while maximizing the return to shareholders through the optimization of the debt and equity balance. The Group’s overall strategy remains unchanged throughout the Reporting Period.

The Group’s equity attributable to equity holder of the Group comprises of issued share capital and retained earnings.

The Directors review the capital structure on a regular basis. As part of this review, the Directors consider the cost of capital and the associated risk and take appropriate actions to adjust the Group’s capital structure.

6.     FINANCIAL INSTRUMENTS

(a)    Categories of financial instruments

	At September 30
	2017	2016	2015
	US$	US$	US$

Financial assets
Loan and receivables:
Deposit and other receivables	618,729	683,287	580,428
Amount due from a director	577	308	-
Bank balances and cash	13,226,698	7,532,927	19,004,006

	13,846,004	8,216,522	19,584,434

Fair value through profit or loss:
Investment held for trading	233,022	115,464	39,533

Total	14,079,026	8,331,986	19,623,967

Financial liabilities
Financial liabilities at amortized cost:
Trade and other payables	1,624,584	1,429,998	3,427,218
Amount due to a director	166,660	175,649	129
Amount due to the holding company	368,527	254,324	125,291
Other borrowing	489,019	-	-
Obligations under a finance lease	60,908	-	-

Total	2,709,698	1,859,971	3,552,638

(b)   Financial risk management objectives and policies

The Group’s major financial instruments include deposit and other receivables, investment held for trading, amount due from (to) a director / the holding company, bank balances and cash, trade and other payables, other borrowing and obligations under a finance lease. Details of the financial instruments are disclosed in respective notes. The risks associated with these financial instruments include market risk (currency risk, interest rate risk and other price risk), credit risk and liquidity risk. The policies on how to mitigate these risks are set out below. The management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

Market risk

(i)     Currency risk

The Group mainly operates in Japan and its major operating subsidiaries use JPY as its functional currency and most of the transactions denominated and settled in JPY. Hence, the Group do not have significant foreign currency exposure and no sensitivity analysis is presented.

(ii)     Interest rate risk

The Group is exposed to cash flow interest rate risk in relation to variable-rate bank balances, and also exposed to fair value interest rate risk in relation to fixed-rate other borrowing and obligations under a finance lease.

(b)     Financial risk management objectives and policies - continued

Market risk - continued

(ii)    Interest rate risk - continued

The Group currently does not have an interest rate hedging policy. However, the management monitors interest rate exposure and will consider hedging significant interest rate exposure should the need arise.

The Directors considered the Group’s exposure to interest rate risk is not material. Hence, no interest rate sensitivity analysis is presented.

(iii)   Price risk

The Group is exposed to equity price risk arising from investment held for trading. The Group’s equity price risk is concentrated on listed equity securities quoted in the Tokyo Stock Exchange. The management manages this exposure by maintaining a portfolio of investments with different risks.

Sensitivity analysis

The sensitivity analyses below have been determined based on the exposure to equity price risks at the end of the reporting period.

If the prices of the respective equity instruments had been 5% higher/lower, post-tax profit for the year ended September 30, 2017, post-tax loss for the year ended September 30, 2016 and post-tax profit for the year ended September 30, 2015 would increase/decrease, decrease/increase and increase/decrease by US$8,925, US$5,773 and US$1,473 respectively as a result of the changes in fair value of investments held for trading.

Credit risk

As at September 30, 2017, September 30, 2016 and September 30, 2015, the Group’s maximum exposure to credit risk which will cause a financial loss to the Group due to failure to discharge an obligation by the counterparties provided by the Group is arising from the carrying amount of the respective recognized financial assets as stated in the consolidated statement of financial position.

In order to minimize the credit risk, the management of the Group has credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. In addition, the Group reviews the recoverable amount of each individual receivable at the end of each reporting period to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the Directors consider that the Group’s credit risk on receivables is significantly reduced.

The credit risk on liquid funds is limited because the counterparties are banks with high credit ratings assigned by international credit-rating agencies.

Liquidity risk

In management of the liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by the management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows.

The Group’s liquidity position is monitored closely by management of the Group. The following table details the Group’s remaining contractual maturity for its non-derivative financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

Liquidity risk tables

The table includes both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from interest rate as at the end of each of the reporting period.

	Effective interest rate	On demand or less than 1 year	1-2 years	2-5 years	Total undiscounted cash flow	Carrying amounts
	%	US$	US$	US$	US$	US$

2017

Non-derivative financial liabilities
Trade and other payables	-	1,624,584	-	-	1,624,584	1,624,584
Amount due to a director	-	166,660	-	-	166,660	166,660
Amount due to the holding company	-	368,527	-	-	368,527	368,527
Other borrowing	1	4,890	4,890	502,059	511,839	489,019
Obligations under a finance lease	1.9	10,328	10,328	43,624	64,280	60,908

		2,174,989	15,218	545,683	2,735,890	2,709,698

	Effective interest rate	On demand or less than 1 year	1-2 years	2-5 years	Total undiscounted cash flow	Carrying amounts
	%	US$	US$	US$	US$	US$

2016

Non-derivative financial liabilities
Trade and other payables	-	1,348,910	81,088	-	1,429,998	1,429,998
Amount due to a director	-	175,649	-	-	175,649	175,649
Amount due to the holding company	-	254,324	-	-	254,324	254,324

		1,778,883	81,088	-	1,859,971	1,859,971

	Effective interest rate	On demand or less than 1 year	1-2 years	2-5 years	Total undiscounted cash flow	Carrying amounts
	%	US$	US$	US$	US$	US$

2015

Non-derivative financial liabilities
Trade and other payables	-	3,310,256	116,962	-	3,427,218	3,427,218
Amount due to a director	-	129	-	-	129	129
Amount due to the holding company	-	125,291	-	-	125,291	125,291

		3,435,676	116,962	-	3,552,638	3,552,638

(c)   Fair value measurements of financial instruments

This note provides information about how the Group determines fair values of various financial assets and financial liabilities.

Fair value of the Group’s financial assets that are measured at fair value on a recurring basis

Some of the Group’s financial assets are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets are determined (in particular, the valuation technique(s) and inputs used).

	Fair value as at			Fair value hierarchy	Valuation technique(s) and key inputs
	September 30, 2017	September 30, 2016	September 30, 2015
	US$	US$	US$

Financial assets
Listed equity securities classified as investment held for trading	Listed equity securities in Japan – 233,022	Listed equity securities in Japan – 115,464	Listed equity securities in Japan – 39,533	Level 1	Quoted bid prices in an active market

There was no transfer between Level 1, 2 and 3 during the years ended September 30, 2017 and September 30, 2016.

The Directors consider that the carrying amounts of other financial assets and financial liabilities recorded at amortized cost in the consolidated financial statements approximate their values.

7.     REVENUE

An analysis of revenue for the years ended September 30, 2017, September 30, 2016 and September 30, 2015 is as follows:

	Year ended September 30
	2017	2016	2015
	US$	US$	US$

Membership income	8,186,091	7,000,220	8,369,322
Educational products	28,465,867	15,491,937	34,238,934
Tuition income	178,051	74,215	-
Sale of health related products	30,273	33,033	-

	36,860,282	22,599,405	42,608,256

8.    SEGMENT INFORMATION

Information reported to the board of Directors, being the chief operating decision maker (“CODM”), for the purposes of resource allocation and assessment of segment performance focuses on types of goods or services delivered or provided. This is also the basis upon which the Group is organized and specifically focuses on the Group’s operating divisions. No operating segments identified by the CODM have been aggregated in arriving at the reportable segments of the Group.

During the year ended September 30, 2016, “Sale of health related products” become a new operating activity of the Group upon the acquisition of Exceed World, Inc. and it is separately assessed by the CODM. Therefore, it is reported as a new reportable and operating segment.

Specifically, the Group’s reportable and operating segment under IFRS 8 is as follows:

e-learning educational services - provision of e-learning educational services and educational products through multilevel marketing and direct sale.

Sale of health related products - selling and distributing of health related products

For the year ended September 30, 2015, since e-learning educational services is the only operating and reportable segment of the Group, no further analysis thereof is presented.

Segment revenue and results

The following is an analysis of the Group’s revenue and results by reportable and operating segments:

For the year ended September 30, 2017

	e-learning educational services	Sale of health related products	Total
	US$	US$	US$

Revenue	36,830,009	30,273	36,860,282

Segment results	4,276,360	(61,443)	4,214,917

Unallocated corporate expenses			(128,751)

Profit before tax			4,086,166

For the year ended September 30, 2016

	e-learning educational services	Sale of health related products	Total
	US$	US$	US$

Revenue	22,566,372	33,033	22,599,405

Segment results	(4,770,611)	(27,369)	(4,797,980)

Unallocated corporate expenses			(113,746)

Loss before tax			(4,911,726)

Segment revenue reported above represents revenue generated from external customers. There were no inter-segment sales for the years ended September 30, 2017 and September 30, 2016.

The accounting policies of the operating segments are the same as the Group’s accounting policies described in Note 3 to the consolidated financial statements. Segment results represent the profit earned by (loss from) each segment without allocation of central administration costs. This is the measure reported to the CODM for the purposes of resource allocation and performance assessment.

Segment assets and liabilities

The following is an analysis of the Group’s assets and liabilities by reportable and operating segments:

At September 30, 2017

	e-learning educational services	Sale of health related products	Total
	US$	US$	US$

Segment assets	19,091,865	792,054	19,883,919
Unallocated corporate assets			28,060

Consolidated assets			19,911,979

Segment liabilities	4,806,026	880,437	5,686,463
Unallocated corporate liabilities			735,535

Consolidated liabilities			6,421,998

At September 30, 2016

	e-learning educational services	Sale of health related products	Total
	US$	US$	US$

Segment assets	14,984,119	147,987	15,132,106
Unallocated corporate assets			674,507

Consolidated assets			15,806,613

Segment liabilities	4,309,556	178,564	4,488,120
Unallocated corporate liabilities			263,168

Consolidated liabilities			4,751,288

For the purposes of monitoring segment performance and allocating resources between segments:

- all assets are allocated to operating segments other than certain property, plant and equipment, certain other receivables, certain amount due from a director, tax recoverable, certain bank balances and cash; and

- all liabilities are allocated to operating segments other than certain other payables, income tax payables and amount due to the holding company.

Other segment information

For the year ended September 30, 2017

	e-learning educational services	Sale of health related products	Unallocated	Consolidated
	US$	US$	US$	US$
Amounts included the measure of segment profit or loss or segment assets:

Depreciation of property, plant and equipment	110,394	-	345	110,739
Additions to property, plant and equipment	104,483	-	-	104,483
Additions to intangible assets	118,570	674,333	-	792,903
Amortization of intangible asset	977,865	10,661	-	988,526
Finance costs	743	2,058	-	2,801
Other income	158,856	-	-	158,856

For the year ended September 30, 2016

	e-learning educational services	Sale of health related products	Unallocated	Consolidated
	US$	US$	US$	US$
Amounts included the measure of segment profit or loss or segment assets:

Depreciation of property, plant and equipment	114,168	-	339	114,507
Additions to property, plant and equipment	75,817	-	-	75,817
Additions to intangible asset	1,046,697	-	-	1,046,697
Amortization of intangible asset	837,404	-	-	837,404
Impairment loss recognized in respect of goodwill	39,596	-	-	39,596
Other income	291,621	-	-	291,621

Geographical information

The Group’s operation is located in Japan. All the revenue from external customers of the Group is generated from customers located in Japan. All the non-current assets of the Group are located in Japan.

Information about major customers

There was no single customer contributing over 10% of total revenue of the Group during the years ended September 30, 2017, September 30, 2016 and September 30, 2015.

9.	OTHER INCOME

	Year ended September 30
	2017	2016	2015
	US$	US$	US$

Bank interest income	1,580	1,029	1,738
Lecture and training income	113,163	130,665	113,637
Government grants	-	5,370	4,192
Dividend income	4,849	4,833	-
Sales of goods	15,430	80,677	30,561
Gain on disposal of intangible assets	-	-	17,024
Miscellaneous	23,834	69,047	12,165

	158,856	291,621	179,317

10. FINANCE COSTS

	Year ended September 30
	2017	2016	2015
	US$	US$	US$

Interest on other borrowing	2,058	-	-
Interest on obligations under a finance lease	743	-	-

	2,801	-	-

11.       INCOME TAX EXPENSE (CREDIT)

	Year ended September 30
	2017	2016	2015
	US$	US$	US$

Profits Tax
- Current year	600,202	3,343	3,098,356
Deferred tax asset (Note 17)	(66,763)	(52,231)	(48,930)

	533,439	(48,888)	3,049,426

National income tax in Japan is charged at 15% with taxable income up to JPY8,000,000 and 23.4%, 23.9%, 25.5% at September 30, 2017, September 30, 2016 and September 30, 2015 respectively, with taxable income over JPY8,000,000. The Company’s subsidiaries were incorporated in Japan and is subject to Japanese national income tax, local corporate tax, business tax and corporate inhabitant taxes at the applicable tax rates on the taxable income as reported in their Japanese statutory accounts in accordance with the relevant enterprises income taxes laws applicable to foreign enterprises.

Hong Kong Profit Tax is calculated at 16.5% of the estimated assessable profits arising in Hong Kong for the year ended September 30, 2017, September 30, 2016 and September 30, 2015.

The income tax expense for the year ended September 30, 2017, September 30, 2016 and September 30, 2015 can be reconciled to the profit (loss) before income tax per the statements of profit or loss and other comprehensive income as follows:

	Year ended September 30
	2017	2016	2015
	US$	US$	US$

Profit (loss) before income tax	4,086,166	(4,911,726)	8,221,963

Income tax at applicable tax rate	874,957	(1,298,160)	2,033,263
Tax effect of expenses not deductible for tax purpose	98,037	123,744	254,222
Tax effect of income not taxable for tax purpose	(56,205)	(163,737)	(318,119)
Tax effect of tax losses not recognized	50,730	1,286,759	10,982
Utilization of tax losses previously not recognized	(639,573)	-	-
Tax reduction for the year	(40,216)	-	(898,257)
Others (Note)	245,709	2,506	1,967,335

Income tax expense (credit)	533,439	(48,888)	3,049,426

Note:

Others included local corporate tax charged at 4.4% on the national income tax, corporate inhabitant taxes are levied on income and on a per capita basis using the subsidiaries’ taxable income and the number of its employees as the tax base, and business tax are levied on a pro forma basis using the subsidiaries’ taxable income, added value and capital as the tax base.

12.	PROFIT (LOSS) FOR THE YEAR

	Year ended September 30
	2017	2016	2015
	US$	US$	US$
Profit (loss) for the year has been arrived at after charging (crediting) :

Directors’ remuneration
- Salaries, bonus and other benefits	1,328,405	1,271,598	1,180,006
- Contributions to defined contribution plans	29,694	27,740	25,158
Staff costs
- Salaries, bonus and other benefits	1,852,563	1,595,810	1,042,379
- Contributions to defined contribution plans	221,271	203,012	149,808
Total staff costs	3,431,933	3,098,160	2,397,351

Auditor’s remuneration
- Audit service	8,087	7,796	7,097
- Non-audit service	1,437	-	26,190

Depreciation of property, plant and equipment	110,739	114,507	206,669
Amortization of intangible assets recognized as cost of sales	971,714	831,274	469,554
Amortization of intangible assets recognized as administration expense	16,812	6,130	5,743
Impairment loss recognized in respect of loan receivables	-	-	42,723
Impairment loss recognized in respect of goodwill	-	39,596	-
Cost of inventories recognized as an expense	1,752,343	1,230,883	2,607,374
Gain on disposal of intangible assets	-	-	(17,024)
Written-off of intangible assets	-	-	41,080
Written-off of property, plant and equipment	-	-	22,528
Bad debt of loan receivables	-	-	60,786
Sales commission recognized as cost of sales	19,009,120	12,933,318	20,333,335
Minimum lease payment paid under operating leases in respect of:
- rental premiums	381,222	346,111	289,028
- office equipment	16,115	11,069	8,576

13. DIVIDENDS

No dividend was paid or proposed for ordinary shareholders of the Company during the years ended September 30, 2017, September 30, 2016 and September 30, 2015, nor has any dividend been proposed since the end of the Reporting Period.

14.   EARNINGS (LOSS) PER SHARE

The calculation of the basic earnings (loss) per share attributable to owners of the Company is based on profit for the year attributable to owners of the Company of US$3,564,307, loss for the year attributable to owners of the Company of US$4,862,673 and profit for the year attributable to owners of the Company of US$5,172,537 and the weighted average of 20,000,000, 20,000,000 and 20,000,000 ordinary shares of the Company in issue during the years ended September 30, 2017, September 30, 2016 and September 30, 2015 respectively.

No diluted earnings (loss) per share were presented as there was no dilutive potential ordinary share for the years ended September 30, 2017, September 30, 2016 and September 30, 2015.

15.  PROPERTY, PLANT AND EQUIPMENT

	Leasehold improvement	Equipment	Motor vehicles	Total
	US$	US$	US$	US$

COST
At October 1, 2014	56,403	572,254	54,425	683,082
Additions	-	268,358	-	268,358
Written-off	-	(31,485)	-	(31,485)
Exchange adjustments	(4,801)	(49,813)	(4,633)	(59,247)

At September 30, 2015	51,602	759,314	49,792	860,708
Additions	-	75,817	-	75,817
Written-off	-	(168,278)	-	(168,278)
Exchange adjustments	9,426	129,030	9,096	147,552

At September 30, 2016	61,028	795,883	58,888	915,799
Additions	-	37,583	66,900	104,483
Exchange adjustments	(6,045)	(79,045)	(6,493)	(91,583)

At September 30, 2017	54,983	754,421	119,295	928,699

ACCUMULATED DEPRECIATION
At October 1, 2014	3,760	175,661	31,560	210,981
Provided for the year	5,184	194,486	6,999	206,669
Eliminated on written-off	-	(8,957)	-	(8,957)
Exchange adjustments	(344)	(15,818)	(2,720)	(18,882)

At September 30, 2015	8,600	345,372	35,839	389,811
Provided for the year	5,534	103,975	4,998	114,507
Eliminated on written-off	-	(168,278)	-	(168,278)
Exchange adjustments	2,140	56,448	7,061	65,649

At September 30, 2016	16,274	337,517	47,898	401,689
Provided for the year	5,553	89,032	16,154	110,739
Exchange adjustments	(1,666)	(34,275)	(4,906)	(40,847)

At September 30, 2017	20,161	392,274	59,146	471,581

CARRYING VALUES
At September 30, 2017	34,822	362,147	60,149	457,118

At September 30, 2016	44,754	458,366	10,990	514,110

At September 30, 2015	43,002	413,942	13,953	470,897

The above item of property, plant and equipment are depreciated at the following rates per annum:

Leasehold improvement Over the shorter of the lease terms or 10% on straight-line method

Equipment 13% to 67% on reducing balance method

Motor vehicles 33% on reducing balance method

At September 30, 2017, September 30, 2016 and September 30, 2015, carrying value of motor vehicle includes an amount of US$55,211, US$Nil and US$Nil in respect of assets held under a finance lease respectively (Note 27).

16.  INTANGIBLE ASSETS

	Software	Franchise rights	Membership	Total
	US$	US$	US$	US$

COST
At October 1, 2014	3,006,211	-	323,103	3,329,314
Additions	2,141,241	-	-	2,141,241
Disposal	-	-	(143,570)	(143,570)
Written-off	(1,081,887)	-	-	(1,081,887)
Exchange adjustments	(260,819)	-	(26,829)	(287,648)

At September 30, 2015	3,804,746	-	152,704	3,957,450
Additions	1,046,697	-	-	1,046,697
Exchange adjustments	802,545	-	27,894	830,439

At September 30, 2016	5,653,988	-	180,598	5,834,586
Additions	118,570	674,333	-	792,903
Written-off	(123,249)	-	-	(123,249)
Exchange adjustments	(559,973)	(6,955)	(17,888)	(584,816)

At September 30, 2017	5,089,336	667,378	162,710	5,919,424

ACCUMULATED AMORTIZATION
At October 1, 2014	1,436,369	-	58,445	1,494,814
Provided for the year	469,554	-	5,743	475,297
Eliminated on disposal	-	-	(31,107)	(31,107)
Eliminated on written-off	(1,040,807)	-	-	(1,040,807)
Exchange adjustments	(119,585)	-	(4,855)	(124,440)

At September 30, 2015	745,531	-	28,226	773,757
Provided for the year	831,274	-	6,130	837,404
Exchange adjustments	221,586	-	5,785	227,371

At September 30, 2016	1,798,391	-	40,141	1,838,532
Provided for the year	971,714	10,661	6,151	988,526
Eliminated on written-off	(123,249)	-	-	(123,249)
Exchange adjustments	(186,501)	(111)	(4,035)	(190,647)

At September 30, 2017	2,460,355	10,550	42,257	2,513,162

CARRYING VALUES
At September 30, 2017	2,628,981	656,828	120,453	3,406,262

At September 30, 2016	3,855,597	-	140,457	3,996,054

At September 30, 2015	3,059,215	-	124,478	3,183,693

The above item of intangible assets are amortized on a straight-line basis at the following rate per annum:

Software 20%

Franchise rights 6.67%

Membership 3.33% - 6.67%

17.  DEFERRED TAX ASSET

	At September 30
	2017	2016	2015
	US$	US$	US$

Deferred tax asset	195,908	144,074	73,120

The following are the deferred tax asset recognized and movements thereon during the years ended September 30, 3017, September 30, 2016 and September 30, 2015:

Prepaid insurance
US$

At October 1, 2014	26,691
Exchange adjustments	(2,501)
Credit to profit and loss (Note 11)	48,930

At September 30, 2015	73,120
Exchange adjustments	18,723
Credit to profit and loss (Note 11)	52,231

At September 30, 2016	144,074
Exchange adjustments	(14,929)
Credit to profit and loss (Note 11)	66,763

At September 30, 2017	195,908

The Group has unused tax losses of US$2,558,367, US$5,113,224, US$43,930 at September 30, 2017, September 30, 2016 and September 30, 2015 respectively available for offset against future profits and will expire beginning in the year 2034. No deferred tax asset has been recognized in respect of the tax losses for the year ended September 30, 2017, September 30, 2016 and September 30, 2015 due to the unpredictability of future profit streams.

18.  GOODWILL

US$

COST
At October 1, 2014, September 30, 2015 and October 1, 2015	-
Arising on acquisition of a subsidiary (Note 33)	39,596

At September 30, 2016 and September 30, 2017	39,596

ACCUMULATED IMPAIRMENT
At October 1, 2015	-
Impairment loss recognized	39,596

At September 30, 2016 and September 30, 2017	39,596

CARRYING VALUES
At September 30, 2017	-

At September 30, 2016	-

At September 30, 2015	-

The acquisition of Exceed World, Inc. has been completed on January 12, 2016. The amount of goodwill arising on the acquisition of Exceed World, Inc. was US$39,596. Detail of the acquisition has been disclosed in Note 33.

As at January 12, 2016, Exceed World, Inc. had not yet commenced any operations and therefore the goodwill has not been allocated to a cash-generating unit for the year ended September 30, 2016 and impairment loss of US$39,596 represented the entire carrying amount of goodwill has been recognized to the consolidated statement of profit or loss and other comprehensive income during the year ended September 30, 2016.

19.  INVENTORIES

	At September 30
	2017	2016	2015
	US$	US$	US$

Educational products	1,204,342	1,158,832	1,414,650
Health related products	78,268	108,548	-

	1,282,610	1,267,380	1,414,650

20.  PREPAYMENT, DEPOSIT AND OTHER RECEIVABLES

	At September 30
	2017	2016	2015
	US$	US$	US$

Non-current portion:
Advance payment (Note)	-	92,611	293,460
Deposit paid for acquisition of intangible assets	343,698	384,790	328,152

	343,698	477,401	621,612

Current portion:
Advance payment (Note)	164,443	391,315	238,302
Prepayment	326,612	428,568	465,776
Deposits	246,849	258,371	243,631
Tax recoverable	-	640,515	236,161
Others	28,182	40,126	8,645

	766,086	1,758,895	1,192,515

Note:	Advance payment represents amount paid for the usage of software but not yet started to be used for business at September 30, 2017, September 30, 2016 and September 30, 2015.

21.	LOAN RECEIVABLES

	At September 30
	2017	2016	2015
	US$	US$	US$

Unsecured loan receivables	45,310	50,291	42,523
Less: allowance for doubtful debts	(45,310)	(50,291)	(42,523)

	-	-	-

Movement in the allowance for doubtful debts for loan receivables:

US$

At October 1, 2014	-
Impairment recognized	42,723
Exchange adjustments	(200)

At September 30, 2015 and October 1, 2015	42,523
Exchange adjustments	7,768

At September 30, 2016 and October 1, 2016	50,291
Exchange adjustments	(4,981)

At September 30, 2017	45,310

At September 30, 2017, September 30, 2016 and September 30, 2015, the loan receivables bear interest rate at 3% per annum. The terms of loans are 1 year. At September 30, 2017, September 30, 2016 and September 30, 2015, all the loans receivables are past due and impaired. The Group’s loan receivables are denominated in JPY.

22.  AMOUNT DUE FROM (TO) A DIRECTOR / THE HOLDING COMPANY

	At September 30
	2017	2016	2015
	US$	US$	US$

Amount due from a director
Mr. Keiichi Koga	577	308	-

Amount due to a director
Mr. Tomoo Yoshida	166,660	175,649	129

Amount due to the holding company
Force Internationale Limited	368,527	254,324	125,291

At September 30, 2017, September 30, 2016 and September 30, 2015, the amount due from (to) a director / the holding company, are unsecured, interest free and repayable on demand.

23. INVESTMENT HELD FOR TRADING

	At September 30
	2017	2016	2015
	US$	US$	US$

Listed securities:
Equity securities listed in Japan	233,022	115,464	39,533

24.   BANK BALANCES AND CASH

Bank balance carry interest at floating rates based on daily bank deposits rates.

25.   TRADE AND OTHER PAYABLES

	At September 30
	2017	2016	2015
	US$	US$	US$

Trade payables	650,080	20,675	891,577
Sales commission payables	449,937	750,464	1,591,340
Accrual of other tax and inhabitant tax	1,515,848	662,949	1,493,649
Accrual of advertising expenses	205,973	188,376	108,721
Other payables and accruals	318,594	470,483	835,580

	3,140,432	2,092,947	4,920,867

	At September 30
	2017	2016	2015
	US$	US$	US$

Analyzed for reporting purposes as:
- Current liabilities	3,140,432	2,011,859	4,803,905
- Non-current liabilities	-	81,088	116,962

	3,140,432	2,092,947	4,920,867

The following is an aged analysis of trade payables presented based on invoice date:

	At September 30
	2017	2016	2015
	US$	US$	US$

0 - 30 days	650,080	20,675	891,577

The credit period on purchase of products is 30 days.

26. OTHER BORROWING

	At September 30
	2017	2016	2015
	US$	US$	US$

Non-current:
Other borrowing - unsecured	489,019	-	-

At September 30, 2017, other borrowing is unsecured, interest bearing at 1% per annum and repayable on May 31, 2022. The other borrowing is denominated in JPY.

27. OBLIGATIONS UNDER A FINANCE LEASE

	At September 30
	2017	2016	2015
	US$	US$	US$

Analyzed for reporting purposes as:
- Current liability	9,244	-	-
- Non-current liability	51,664	-	-

	60,908	-	-

During the year ended September 30, 2017, the Company leased a motor vehicle under a finance lease arrangement. The lease term is 5 years. Effective interest rate underlying the obligations under a finance lease is fixed at respective contract date at 1.9% per annum. It was classified as finance lease as the term of lease transfer substantially all the risks and rewards of ownership of the leased asset to the Group.

	Minimum lease payments		Present value of minimum lease payments
	2017	2016	2017	2016
	US$	US$	US$	US$

Obligations under finance lease payable:
Within one year	10,328	-	9,244	-
Within a period of more than one year but not more than two years	10,328	-	9,428	-
Within a period of more than two years but not more than five years	43,624	-	42,236	-
	64,280	-	60,908	-

Less: future finance charges	(3,372)	-	-	-

Present value of lease obligations	60,908	-	60,908	-

Less: Amount due for settlement within one year (shown under current liabilities)			(9,244)	-

Amount due for settlement after one year			51,664	-

The Group’s obligations under a finance lease are secured by the lessor’s charge over the leased asset.

The Group’s obligations under a finance lease are denominated in JPY.

28.   SHARE CAPITAL

	Number of shares	Amount
		HK$

Issued and fully paid:
Ordinary shares at September 30, 2017, September 30, 2016 and September 30, 2015	20,000,000	20,000,000

		Equivalent to
		US$

Shown in the financial statements as		2,577,000

29.   OPERATING LEASE COMMITMENTS

As lessee

At the end of the reporting periods, the Group had commitments for future minimum lease payments payable under non-cancellable operating leases which fall due as follows:

	Year ended September 30
	2017	2016	2015
	US$	US$	US$

Within one year	192,404	200,252	132,051
In the second to fifth years, inclusive	296,305	48,128	120,886

	488,709	248,380	252,937

Operating lease payments represent rental payables by the Group for certain of its office premises and equipment. Leases are negotiated and rentals are fixed for terms ranging for 2 - 4 years, for the years ended September 30, 2017, September 30, 2016 and September 30, 2015 respectively.

30.       RELATED PARTY TRANSACTIONS

(a)	Details of the Company’s transactions and outstanding balances with related parties are set out in the consolidated statement of financial position and Notes 22, 33 and 34 to the consolidated financial statements, respectively.

(b)	Compensation of key management personnel

The key management of the Group comprises all the Directors, details of their remuneration are disclosed in Note 12 to the consolidated financial statements. The remuneration of the Directors is reference to the market trends.

31.       PRINCIPAL SUBSIDIARIES

General information of subsidiaries

Details of the subsidiaries directly and indirectly held by the Company at the end of the reporting periods are set out below:

Name of subsidiary	Place of incorporation / operations	Issued and fully paid share capital / class of shares held	Proportion of ownership interest held by the Company						Principal activities
			Directly			Indirectly
			2017	2016	2015	2017	2016	2015

e-Learning Laboratory Co., Ltd.	Japan	200 ordinary shares of JPY50,000 each	100%	100%	100%	-	-	-	Planning, development, sales of education materials and provide e-learning educational services

e-Communications Co., Ltd.	Japan	200 ordinary shares of JPY50,000 each	-	-	-	100%	100%	100%	Provide e-learning educational services and sale of educational products

Exceed World, Inc. (formerly known as Brilliant Acquisition, Inc.) (Note a)	United States of America	20,000,000 ordinary share of US$0.0001 each	-	-	-	74.5%	99.3%	-	Investment holding

School TV Co., Ltd (formerly known as E&F Co., Ltd.) (Note a)	Japan	10 ordinary share of JPY50,000 each	-	-	-	74.5%	99.3%	-	Provide sale and distribution of health related products, the promotion of third party consumer goods and services and RE/MAX business in Kanagawa, Okinawa and Tokyo

Note:

(a)	They were newly acquired during the year ended September 30, 2016. Details are disclosed in Note 33.

The changes in proportion of ownership interest held by the Group are disclosed in Note 34.

32.       NON-CONTROLLING INTERESTS

Details of non-wholly owned subsidiaries that have material non-controlling interests

The table below shows details of non-wholly owned subsidiaries of the Group that have material non-controlling interests:

Name of subsidiary	Place of incorporation and principal place of business	Proportion of ownership interests and voting rights held by non-controlling interests			Loss allocated to non-controlling interests			Accumulated non-controlling interests
		2017	2016	2015	2017	2016	2015	2017	2016	2015
					US$	US$	US$	US$	US$	US$
Exceed World, Inc. and its subsidiary, School TV Co., Ltd. (collectively referred to as “Exceed World Group”)	United States of America/Japan	25.5%	0.7%	-	(11,580)	(165)	-	(22,538)	(214)	-

Summarized financial information in respect of the Group’s subsidiaries that has material non-controlling interests is set out below. The summarized financial information below represents amounts before intra-group eliminations.

Exceed World Group
	2017	2016
	US$	US$

Current assets	135,226	147,987

Non-current assets	656,828	-

Current liabilities	(169,137)	(178,564)

Non-current liabilities	(711,300)	-

Equity attributable to owners of the Company	(65,845)	(30,363)

Non-controlling interests	(22,538)	(214)

Revenue	30,273	33,033

Expenses	(91,716)	(61,239)

Loss attributable to owners of the Company	(49,863)	(28,041)

Loss attributable to non-controlling interests of Exceed World, Inc.	(11,580)	(165)

Loss for the year	(61,443)	(28,206)

Other comprehensive income (expense) attributable to owners of the Company	3,647	(1,988)

Other comprehensive expense attributable to non-controlling interests of Exceed World, Inc.	(10)	(6)

Other comprehensive income (expense) for the year	3,637	(1,994)

Total comprehensive expense attributable to owners of the Company	(46,216)	(30,029)

Total comprehensive expense attributable to non-controlling interests of Exceed World, Inc.	(11,590)	(171)

Total comprehensive expense for the year	(57,806)	(30,200)

Dividends paid to non-controlling interests	-	-

Net cash outflow from operating activities	(32,555)	(131,501)

Net cash outflow from investing activities	(674,333)	-

Net cash inflow from financing activities	715,880	171,806

Effect of foreign exchange rate changes on cash and cash equivalents	(1,107)	(1,895)

Net cash inflow	7,885	38,410

33.       ACQUISTION OF SUBSIDIARIES

For the year ended September 30, 2016

(a) Acquisition of Exceed World, Inc.

On January 12, 2016, e-Learning Laboratory Co., Ltd., a direct wholly-owned subsidiary of the Company, acquired 20,000,000 ordinary shares (i.e. 100% of issued share capital) of Exceed World, Inc., a company incorporated under the laws of the State of Delaware, from a third party at a consideration of US$34,900.

The acquisition has been accounted for using the purchase method. The amount of goodwill arising as a result of the acquisition was US$39,596. The Directors considered that Exceed World, Inc. became an indirect wholly-owned subsidiary of the Group and the financial performance of Exceed World, Inc. would be consolidated into the consolidated financial statements of the Group after the completion of the acquisition.

Exceed World, Inc. is an investment holding company with its shares are traded in the OTC Markets. The acquisition of this subsidiary was made as part of the Group’s strategy to explore new opportunities in new capital market.

Consideration transferred

US$

Cash	34,900

Minimal acquisition-related cost of the transaction was incurred during the year ended September 30, 2016 and was recognized as administrative expenses.

(a) Acquisition of Exceed World, Inc. - continued

Liabilities recognized at the date of the acquisition were as follows:

US$

Other payables	(4,696)

Net liabilities identified	(4,696)

Goodwill arising on acquisition

US$

Consideration transferred	34,900
Add: Net liabilities identified	4,696

Goodwill arising on acquisition	39,596

Goodwill arose in the acquisition of Exceed World, Inc. because the cost of the combination included a control premium. In addition, the consideration paid for the combination effectively included amounts for the benefit of allowing the Group to assess to the capital market of the United State of America. These benefits are not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets.

None of the goodwill arising on the acquisition is expected to be deductible for tax purposes.

Net cash outflow on acquisition of Exceed World, Inc.

US$

Cash consideration paid	34,900

Impact of acquisitions on the results of the Group

Included in the loss for the year ended September 30, 2016 is an aggregated loss of US$32,117 attributable to the additional business generated by Exceed World, Inc. No revenue was generated from Exceed World, Inc. for the year ended September 30, 2016.

Had the acquisition been completed on October 1, 2015, total group revenue for the year would have been US$22,599,405 and loss for the year would have been US$4,867,034. The pro forma information is for illustrative purposes only and is not necessarily an indication of revenue and results of operations of the Group that actually would have been achieved had the acquisition been completed on September 30, 2016, nor is it intended to be a projection of future results.

(b) Acquisition of School TV Co., Ltd.

On February 29, 2016, Exceed World, Inc. entered into a stock purchase agreement with Mr. Tomoo Yoshida, the director and ultimate controlling party of the Company. Pursuant to the stock purchase agreement, on February 29, 2016, Tomoo Yoshida transferred to Exceed World, Inc. 10 shares of the common stock of School TV Co., Ltd., (“School TV”), a Japan corporation, which represents all of its issued and outstanding shares, in consideration of US$4,835. This is a merger of entities under common control and therefore all assets, liabilities and operations of School TV will be accounted for at their historical carryover basis and as if they had been combined since School TV’s inception on January 18, 2016 (the “Inception Date”). Both the Inception Date of School TV and that from inception through the date of acquisition that School TV had no revenue and nominal assets.

Following the completion of the acquisition on February 29, 2016, Exceed World, Inc gained a 100% interest in the issued and outstanding shares of School TV’s common stock and School TV became a wholly-owned subsidiary of Exceed World, Inc.. Exceed World, Inc. is now the controlling and sole shareholder of School TV.

Net cash inflow on acquisition of School TV Co., Ltd.

US$

Bank balances and cash	20,138

The consideration paid for the acquisition of School TV of US$4,835 was used to offset the amount due to the director, Mr. Tomoo Yoshida. The amount is due on demand and bear no interest.

34.   CHANGE OF GROUP’S INTEREST IN SUBSIDIARIES

For the year ended September 30, 2016

On April 1, 2016, e-Learning Laboratory Co., Ltd. sold 140,000 ordinary shares (i.e. 0.7% of issued share capital) of Exceed World, Inc., to seven individuals at an aggregate cash consideration of JPY30,100 (equivalent to US$270) (the “First Disposal”).

Through the First Disposal, 20,000 ordinary shares (i.e. 0.1% of issued share capital) of Exceed World, Inc. were sold to Mr. Tomoo Yoshida and Mr. Keiichi Koga each, who are the directors of the Company, respectively, at a cash consideration of JPY4,300 (equivalent to US$39).

Upon the completion of the First Disposal, the Group’s interest in Exceed World Group was diluted from 100% to 99.3%.

On August 9, 2016, e-Learning Laboratory Co., Ltd. sold 3,300 ordinary shares (i.e. 0.0165% of issued share capital) of Exceed World, Inc., to 33 individuals at an aggregate cash consideration of JPY33,000 (equivalent to US$330) (the “Second Disposal”). Upon the completion of the Second Disposal, the Group’s interest in Exceed World Group was diluted from 99.3% to 99.2835%.

Since the First Disposal and Second Disposal did not result in a loss of control over the Exceed World Group, they were accounted for as equity transactions with the non-controlling interests and the differences between the proceeds received and carrying value of net assets disposed of in Exceed World Group amounted to US$643 was recognized in the other reserve of the Group. An aggregated amount of US$43 was debited to the non-controlling interests.

A summary of the financial impacts of the changes of interest in the Exceed World Group is as follows:

	First Disposal	Second Disposal	Total
	US$	US$	US$

Proceeds received	270	330	600
Less: 0.7% carrying value of Exceed World Group	42	-	42
0.0165% carrying value of Exceed World Group	-	1	1

Gain on partial disposal of interest in Exceed World Group	312	331	643

For the year ended September 30, 2017

On October 28, 2016, Exceed World, Inc. with the approval of its board of directors and its majority shareholders, authorized to cancell 19,000,000 ordinary shares owned by e-Learning Laboratory Co, Ltd (the “Share Cancellation”). Upon the completion of the Share Cancellation, the Group’s interest in Exceed World Group was diluted from 99.2835% to 85.7%. Through the Share Cancellation, Mr. Tomoo Yoshida’s and Mr. Keiichi Koga’s interests in Exceed World Group, respectively, increased from 0.1% to 2%.

On October 28, 2016, Exceed World, Inc. performed a forward stock split, whereby every one ordinary share was automatically reclassified and changed into twenty ordinary shares (the “20-for-1 Forward Stock Split”).

During July 2017 and August 2017, e-Learning Laboratory Co., Ltd. sold 2,240,000 ordinary shares (i.e. 11.2% of issued share capital) of Exceed World, Inc., to 24 individuals at an aggregate cash consideration of JPY4,261,000 (equivalent to US$38,263) (the “Third Disposal”). Upon the completion of the Third Disposal, the Group’s interest in Exceed World Group was diluted from 85.7% to 74.5%.

Through the Third Disposal, 1,000,000 ordinary shares (i.e. 5% of issued share capital) of Exceed World, Inc. were sold to Mr. Tomoo Yoshida and Mr. Keiichi Koga each, at a cash consideration of JPY1,000,000 (equivalent to US$17,082). Upon the completion of the Third Disposal, Mr. Tomoo Yoshida’s and Mr. Keiichi Koga’s interests in Exceed World Group, respectively, increased from 2% to 7%.

Since the Share Cancellation and Third Disposal did not result in a loss of control over the Exceed World Group, they were accounted for as equity transactions with the non-controlling interests and the differences between the proceeds received and carrying value of net assets disposed of in Exceed World Group amounted to US$48,997 was recognized in the other reserve of the Group. An aggregated amount of US$10,734 was debited to the non-controlling interests.

A summary of the financial impacts of the changes of interest in the Exceed World Group is as follows:

	Share Cancellation	Third Disposal	Total
	US$	US$	US$

Proceeds received	-	38,263	38,263
Less: 13.6% carrying value of Exceed World Group	4,162	-	4,162
11.2% carrying value of Exceed World Group	-	6,572	6,572

Gain on partial disposal of interest in Exceed World Group	4,162	44,835	48,997

35.       EVENTS AFTER THE END OF REPORTING PERIOD

On September 26, 2018, Force Internationale Limited (“Force Internationale”), the holding company of the Company, entered into a share purchase agreement with e-Learning Laboratory Co., Ltd (“e-Learning”), a direct wholly-owned subsidiary of the Company. Under the share purchase agreement, e-Learning transferred its 74.5% interest in Exceed World, Inc. (“Exceed World”), an indirect subsidiary of the Company, to Force Internationale. As consideration for this transfer, Force Internationale paid US$26,000 to e-Learning. Immediately subsequent, Exceed World entered into another share purchase agreement with Force Internationale to acquire 100% interest in the Company. In consideration of the agreement, Exceed World issued 12,700,000 common shares to Force Internationale. The results of these transaction are that Force Internationale is a 74.5% owner of Exceed World is a 100% owner of the Company.

36.   MAJOR NON-CASH TRANSACTIONS FOR TH FINANCE LEASE

During the year ended September 30, 2017, the Group entered into finance lease arrangement in respect of assets with a total capital value at the inception of the lease of US$66,900.

No major non-cash transactions incurred for the year ended September 30, 2016 and September 30, 2015.